November 29, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561


Dear Sirs/Madams:

We have read Sub-Item 77K of Nottingham Investment Trust II's Form N-SAR dated November 29, 2005, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP